EXHIBIT 99.1

              RCG Appoints K. Wesley M. Jones to Board of Directors


CHARLOTTE, NC - APRIL 20, 2004 - RCG Companies Incorporated (AMEX: RCG), announced today the addition of K. Wesley M. Jones to its Board of Directors. The appointment brings the number of Board members to six.

Mr. Jones, 46, is currently the managing partner of Charlotte-based Five Oaks Capital Partners, LLC, which he founded in 2001. Prior to founding Five Oaks
Capital Partners, LLC, Mr. Jones was employed by Charlotte-based First Union Corp. (now Wachovia Corp.) for approximately ten years, eventually becoming managing director of the fixed income trading department and First Union's Conduit Programs. Prior to working at First Union, Mr. Jones served as Senior Vice President with Interstate Securities. Mr. Jones began his investment career in the investment banking group of Union Planters Corp. in 1982.

Mr. Jones is a Board member and investor in Newgame Communications, Inc. and Ocean Broadcasting Inc., as well as the managing member of Shetland Investment Group, LLC. Mr. Jones attended the University of Tennessee and the College of Engineering at the University of Memphis.

Commenting on the appointment, Michael D. Pruitt, CEO of RCG stated, "We continue to build and strengthen the RCG Board of Directors. Wes brings expertise and wherewithal to the Board in the area of finance. Wes is a valued shareholder and acted as a facilitator and participant in the recently announced $2 million credit facility. We look forward to his active involvement on our Board as RCG continues to position itself for future growth and profitability."

ABOUT RCG COMPANIES INCORPORATED

RCG Companies Incorporated (www.rcgcompanies.com) is focused on delivering to its shareholders rapidly growing, relatively low-risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly owned travel service organization, Flightserv, Inc., which delivers leisure and vacation travel packages under the SunTrips(TM) and Vacation Express(TM) brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector, through its wholly owned software and information technology services segment, Logisoft Corp.


COMPANY CONTACT:                            INVESTOR CONTACT:

Andrew Lauman                               Robert B. Prag, President

RCG Companies Incorporated                  The Del Mar Consulting Group, Inc.

704-366-5054 x 27                           (858) 794-9500

adl@rcgcompanies.com                        bprag@delmarconsulting.com